Exhibit 99.1

 CONTACT:

Judy Haveson (judy@vollmerpr.com)

212/554-7425

Amy Fuhrer (amy@vollmerpr.com)

972/488-4790

MARKETPLACE RESPONDS FAVORABLY TO
TRAVELOCITY’S ENHANCED HOTEL PROGRAM

TRAVELOCITY COMMENTS ON HOTELS.COM RELATIONSHIP

FORT WORTH, Texas (September 2, 2003) — Travelocity’s merchant hotel program, already the fastest-growing independent program in the industry, continued to gain momentum Tuesday as hoteliers re-affirmed their enthusiasm for Travelocity’s merchant hotel program, and its new flexibility to market hotels throughout its site.

“Hoteliers are telling us that they are thrilled that we now have more ways to sell their rooms, and we’ve already seen a surge in merchant bookings,” said Travelocity president & CEO, Sam Gilliland.  “Since we began merchandising our own merchant hotels, as is clearly allowed by our contract with Hotels.com, hoteliers are lining up to join our program, and now some are even asking for exclusive deals.  Clearly hoteliers are voting with their feet, as they think our technology and business practices are far superior and more hotel-friendly than those of our competitors.”

While optimistic about the momentum of the Travelocity merchant program, Gilliland commented on Travelocity’s relationship with Hotels.com.  “Hotels.com may not like it, but they remain bound by the terms of our agreement including its confidentiality, even though we have exercised our contractual right to end the exclusivity provision.”  Gilliland also expressed surprise over Hotels.com’s claims of prior breach, stating “Hotels.com hadn’t provided any notice of breach, we’re certainly not in breach, and we’re hopeful that any such concerns can be resolved in a confidential manner, consistent with our agreement.”

About Travelocity’s Merchant Hotel Program

More than 7,000 hotels worldwide currently participate in Travelocity’s merchant hotel program. Popular chains include Carlson Hotels Worldwide, La Quinta Corporation, Choice Hotels International, Wyndham Hotels & Resorts, Starwood Hotels & Resorts Worldwide, Hyatt Hotels & Resorts, Cendant Corporation and InterContinental Hotels & Resorts (formerly Six Continents Hotels). Additionally, more than 1,500 well-known independently owned and operated hotels from across the world participate.

Travelocity was the first online distributor of its scope to gain access to rates and availability directly from suppliers’ central reservation systems. Hoteliers benefit from Travelocity’s seamless technical solution and have greater merchandising opportunities to more than 40 million Travelocity members and onward distribution partners through enhanced hotel descriptions and rate displays on the hotel path, as well as participation in packaging and cross-sell opportunities. Inventory and rates can be loaded via Sabre global distribution system, through the hotel’s central reservation system or via the Travelocity extranet. Hotels can obtain more information by sending an e-mail to partner.marketing@travelocity.com

About Travelocity

Travelocity, a Sabre Holdings company, pioneered the online travel space and continues to be the most popular travel service on the Web, giving consumers access to hundreds of airlines, thousands of hotels and cruise, last-minute and vacations packages, and best-in-class car rental companies, all backed by 1,000 customer service representatives staffed to provide 24-hour assistance. With 40 million members, Travelocity is the seventh largest travel agency in the United States. It has been recognized worldwide for its leadership in the online travel space, and it operates or powers Web sites in five languages across four continents.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at http://www.sabre-holdings.com. Additional information about Travelocity can be found at http://www.travelocity.com.

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